EXHIBIT 99.1

Freeze Tag Announces Development Agreement With Gogii Games

TUSTIN, CA – November 20, 2014 – Freeze Tag, Inc. (OTC: FRZT), a leading creator of mobile social games, today announced that it has signed a Consulting and Co-development Agreement with mobile games company, Gogii Games Corp. (pronounced “Go-Gee”). Under the Agreement, Gogii will consult with Freeze Tag and allow it to utilize Gogii’s proprietary game engine and framework to develop (or co-develop with Gogii) certain free-to-play, mobile social games, in exchange for payments from Freeze Tag.

“The team at Gogii is very experienced in free-to-play game development,” said Craig Holland, CEO of Freeze Tag. “We are excited to partner with them on one of our new titles to expedite the production process and get to market faster.”

Additional details about the new titles Freeze Tag has in development will be announced soon.

About Freeze Tag, Inc.

Freeze Tag, Inc. is a leading creator of mobile social games that are fun and engaging for all ages.  Based on a free-to-play business model that has propelled games like Candy Crush Saga to worldwide success, we employ state-of-the-art data analytics and proprietary technology to dynamically optimize the gaming experience for revenue generation. Players can download and enjoy our games for free, or they can purchase virtual items and additional features within the game to increase the fun factor. Our games encourage players to compete and engage with their friends on major social networks such as Facebook and Twitter. Founded by gaming industry veterans, Freeze Tag has launched several successful mobile games including the number one hit series Victorian Mysteries® and Unsolved Mystery Club®, as well as digital entertainment like Etch A Sketch®.  Freeze Tag games have been downloaded millions of times on the Apple, Amazon and Google app stores.

About Gogii Games Corp.

Gogii Games is casual games publisher/developer working with developers and IP owners to help develop, distribute, and license its IP or product to retail, online and alternative channels worldwide. With over 70 products and over 150 Million downloads under its belt in over 10 languages and 10 countries with more than 13 #1 titles, Gogii Games has been a reliable source for consistently strong casual products for every aspect of the industry; from PC/MAC IOS, Googleplay, Win8 Phone and Store, Amazon and Steam with such franchises as Archie Riverdale Rescue, The Hidden Object Show 1 & 2,  Empress of the Deep Trilogy & the #1 hit Princess Isabella: A Witch’s Curse Trilogy.

Contact:

info@freezetag.com

714-210-3850 x26